Exhibit 99.1
DATE: June 30, 2008
FROM:
Broadview Institute, Inc.
8089 Globe Drive
Woodbury, MN 55125
FOR IMMEDIATE RELEASE
Broadview Institute, Inc. Announces 4th Quarter Results
WOODBURY, June 30, 2008 — Broadview Institute, Inc. (OTC Bulletin Board BVII) today reported revenues from continuing operations for the fourth quarter ended March 31, 2008, of $2,558,709 versus $2,264,517 reported for the same period last year. Income from continuing operations in the fourth quarter totaled $1,261,075, or $0.14 and $0.13 per basic and diluted common share, versus income from continuing operations of $165,427, or $0.02 per basic and diluted common share, for the same period last year. During the fourth quarter of fiscal year 2008, Broadview Institute recorded an income tax benefit of $1,294,473, largely due to the reversal of the previously recorded valuation allowance on deferred tax assets, reflecting management’s belief that the majority of the deferred tax assets as of March 31, 2008 will be realized.
Year-to-date revenues from continuing operations totaled $10,259,154 in fiscal year 2008 versus $8,717,468 in fiscal year 2007. For the twelve months ended March 31, 2008, Broadview Institute reported income from continuing operations of $2,405,395, or $0.30 and $0.26 per basic and diluted share, compared to $1,345,988, or $0.17 and $0.15 per basic and diluted share in the previous year. The growth in revenue was mainly due to the first full year of operations for our new campus in Layton, Utah, which opened in January 2007.
Loss from discontinued operations for the three months ended March 31, 2008 was $98,715 or ($0.01) per basic and diluted share, compared to a net loss of $23,172 or ($0.00) per basic and diluted share in the same period of the previous year. For the twelve months ended March 31, 2008, Broadview Institute reported a net loss from discontinued operations of $81,181 or ($0.02) and ($0.01) per basic and diluted share, compared to a net loss from discontinued operations of $1,181,853, or ($0.15) and ($0.13) per basic and diluted share in the previous year.
The Company’s consolidated financial statements presented for all periods prior to 2008 have been reclassified to reflect the discontinued operations of the Company’s Media Production segment. As of March 31, 2008, all Media Production operations were discontinued, and Broadview Institute now operates in a single business segment. As mentioned in previous releases, the Company is currently focused on the postsecondary, proprietary educational market.

“We are extremely pleased with the Company’s fourth quarter results and our decision to discontinue the Media Production operations in Minneapolis, which allows us to focus all our resources on growing our Utah Career College schools, where we truly believe we deliver a quality education that helps our students improve earning potential and future career opportunities,” said Terry Myhre, Broadview Institute’s Chairman. “I am pleased to announce we plan to open our second branch campus in Orem, Utah during October 2008, which will bring our total number of UCC campuses in Utah to three. While we recognize the inherent limitations to organic growth in a highly regulated industry, we feel our approach will ensure we deliver the best service possible to our students and will be consistent across all of our campuses.”
Condensed Consolidated Statements of Operations Data

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2008	2007	2008	2007

Revenues	$2,558,709	$2,264,517	$10,259,154	$8,717,468

Operating expenses
Educational services and facilities	1,730,331	1,601,068	6,655,984	5,467,243
Selling, general and administrative expenses	879,829	511,614	2,555,032	1,935,636

Total operating expenses	2,610,160	2,112,682	9,211,016	7,402,879

Operating income (loss)	(51,451)	151,835	1,048,138	1,314,589
Interest income	18,053	13,592	62,784	31,399

Income (loss)from continuing operations before taxes	(33,398)	165,427	1,110,922	1,345,988
Income tax benefit	(1,294,473)	—	(1,294,473)	—

Income from continuing operations	1,261,075	165,427	2,405,395	1,345,988
Loss from discontinued operations	(98,715)	(23,172)	(81,181)	(1,181,853)

Net income	$1,162,360	$142,255	$2,324,214	$164,135

BASIC NET INCOME (LOSS) PER SHARE
Continuing operations	$.14	$.02	$.30	$.17
Discontinued operations	(.01)	—	(.02)	(.15)

Net income per common-basic	$.13	$.02	$.28	$.02

DILUTED NET INCOME (LOSS) PER SHARE
Continuing operations	$.14	$.02	$.26	$.15
Discontinued operations	(.01)	—	(.01)	(.13)

Net income per common-diluted	$.13	$.02	$.25	$.02

Condensed Consolidated Balance Sheets

	March 31,	March 31,
	2008	2007
Current Assets	$3,302,272	$1,660,106
Total Assets	5,754,635	3,320,813
Current Liabilities	575,161	632,251
Total Liabilities	705,898	699,290
Stockholders’ Equity	5,048,737	2,621,523

ABOUT BROADVIEW INSTITUTE
Broadview Institute, Inc. operates a postsecondary, private propriety career college through its wholly-owned subsidiary, C Square Education Enterprises d/b/a Utah Career College (UCC), with campuses located in West Jordan, Utah and Layton, Utah. UCC is accredited to award diplomas, Bachelor of Science and Associate in Applied Science degrees in multiple career training program including Paralegal, Veterinary Technology, Nursing and Business Administration.
The Company is publicly traded on the OTC Bulletin Board under the trading symbol BVII.

For additional information, please contact:	Kenneth J. McCarthy Chief Financial Officer (651) 332-8010 (phone) kmccarthy@globeuniversity.edu
Cautionary Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
For further information regarding risks and uncertainties associated with Broadview Institute’s business, please refer to the “Management’s Discussion and Analysis or Plan of Operation” sections of Broadview Institute’s SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB, copies of which may be obtained by contacting Broadview Institute at (651) 332-8010.
All information in this release is as of June 30, 2008. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.